Exhibit 99.1

Jernigan Capital Announces Promotions of John Good to Chief Executive Officer and Jonathan Perry to President

and Chief Investment Officer; Dean Jernigan to Continue Serving Company as Executive Chairman

MEMPHIS, Tennessee, October 29, 2018 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced the promotions of John A. Good to Chief Executive Officer and Jonathan Perry to President and Chief Investment Officer. Mr. Jernigan will continue as Executive Chairman of the Company and will continue his active involvement in the Company’s investment activities as a member, along with Messrs. Good and Perry, of the Company’s investment committee. The changes are effective immediately.

“We are very fortunate to be able to execute a senior executive succession plan with two people who have the self-storage knowledge, experience, wisdom and judgment that John and Jonathan have,” remarked Dean Jernigan, Executive Chairman of the Company. “After working together for many years on other ventures, John and I have been partners building Jernigan Capital from an idea in early 2014 to what it is today. I have thoroughly enjoyed working with John to build our world-class team that continues to serve our shareholders exceptionally well. I have worked with Jonathan since 1998 in many capacities in the self-storage business and know him as one of our industry’s best minds, as well as like-minded with John and me on how to create shareholder value. We are very fortunate to have brought him onto the Jernigan Capital team earlier this year. John and Jonathan have worked together extensively in the past and over the past five months at Jernigan Capital and complement each other wonderfully. We remain well-positioned to continue our growth and delivery of strong shareholder returns into the future.”

Mr. Good has been President and Chief Operating Officer of the Company since June 2015 and has been a key player in all of the Company’s investment decisions and in the assimilation of the Company’s team. Prior to that he was the co-chair of the REIT practice group of Morrison & Foerster LLP, a global law firm, and was counsel to the Company in its 2015 initial public offering. Mr. Good has over 25 years of experience working with REIT senior management teams and boards of directors.

Mr. Perry has served as the Company’s Executive Vice President and Chief Investment Officer since joining the Company in June 2018. Prior to joining Jernigan Capital, Mr. Perry held several positions at CubeSmart from 2008 until his departure, most recently as Senior Vice President and Chief Investment Officer. Mr. Perry began his career at Storage USA in February 1998, serving in a variety of roles until the company’s sale in 2002 to GE Capital. After a period with GE Capital following the Storage USA acquisition, Mr. Perry partnered with Mr. Jernigan in a private investment partnership that owned and operated self-storage facilities.

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities we finance. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Contact:

Jernigan Capital, Inc.

David Corak:

(901) 567-9580

Investorrelations@jernigancapital.com